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                                                                       EXHIBIT 5
                                                                       ---------
                                         January 14, 1997

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

         RE:      Vitalink Pharmacy Services, Inc.
                  Registration Statement on Form S-8

Gentlemen:

         I am Secretary of Vitalink Pharmacy Services, Inc. (the "Company") and have acted for the Company in connection with the preparation of the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement covers shares of the Company's Common Stock, $.01 par value, offered under the Company's 1996 Long-Term Incentive Plan (the "Plan").

         In connection with the rendering of the opinion set forth below, I have reviewed the records of the Company, the minutes of the meetings of the stockholders and directors of the Company and such other records and documents as was necessary in my judgment to so render the following opinion.

         Based on the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated and existing under the laws of the State of Delaware; and

         2. The shares of Common Stock of the Company offered to the holders under the exercise of options under the Plan, have been or will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above.

                                                  Very truly yours,

                                                  /s/ James H. Rempe

                                                  James H. Rempe
                                                  General Counsel